UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 20, 2017

Red Hat, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33162	06-1364380
(Commission File Number)	(IRS Employer Identification No.)

100 East Davie Street, Raleigh, North Carolina	27601
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Entry into Material Agreement with a Named Executive Officer

As previously disclosed, Frank A. Calderoni resigned as an employee and Executive Vice President, Operations and Chief Financial Officer of Red Hat, Inc. (the “Company”), effective January 20, 2017.

Mr. Calderoni and the Company have entered into a letter agreement dated January 20, 2017 (the “Agreement”), pursuant to which Mr. Calderoni has agreed to provide at the Company’s request transition consulting services. The term of the Agreement will expire on February 28, 2017, unless the Agreement is terminated earlier by the Company for (x) an unremedied breach of a material provision of the Agreement, or (y) Mr. Calderoni’s failure to comply with the repayment provision of the Bonus Agreement entered into between the Company and Mr. Calderoni on June 21, 2015.

As compensation for services to be provided under the Agreement, Mr. Calderoni will receive payment at a rate of $20,000 per month, payable on or about February 10, 2017, plus the reimbursement of travel expenses he incurs in providing such services under the Agreement. In addition, Mr. Calderoni’s outstanding equity awards will continue to vest in accordance with their respective original terms for the duration of the term of the Agreement. The Agreement also extends from twelve months to twenty-four months the period during which Mr. Calderoni is bound by his covenant not to solicit Company personnel.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by the provisions of the Agreement filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2017	RED HAT, INC.

By: /s/ R. Brandon Asbill
Name: R. Brandon Asbill
Title: Assistant General Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter Agreement between Red Hat, Inc. and Frank A. Calderoni dated January 20, 2017